Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
AMERICAN INTERNATIONAL GROUP, INC.

     American International Group, Inc., a Delaware corporation, hereby certifies as follows:
     FIRST. The name of the corporation is American International Group, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was June 9, 1967 and the name under which it was originally incorporated was American International Enterprises, Inc.
     SECOND. This amended and restated certificate of incorporation amends, restates and integrates the provisions of the certificate of incorporation of said corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the favorable vote of the holders of a majority of the outstanding stock entitled to vote thereon and, to the extent required, a majority of the outstanding stock of each class entitled to vote thereon as a class.
     THIRD. The text of the certificate of incorporation is amended and restated to read herein as set forth in full:
ARTICLE ONE.
Name.
     The name of the Company is AMERICAN INTERNATIONAL GROUP, INC.
ARTICLE TWO.
Registered Office and Registered Agent.
     The name of its resident agent is the UNITED STATES CORPORATION COMPANY, whose address is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.

ARTICLE THREE.
Corporate Purposes and Powers.
     The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, including, but not limited to, the business of insurance agent, broker or adjuster.
ARTICLE FOUR.
Capital Stock.
     The total number of shares of all classes of stock which the Company shall have authority to issue is 5,100,000,000, of which 100,000,000 shares are to be Serial Preferred Stock, par value $5.00 per share (hereinafter called the “Serial Preferred Stock”), and 5,000,000,000 shares are to be Common Stock, par value $2.50 per share (hereinafter called the “Common Stock”).
     The voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the Serial Preferred Stock and the Common Stock, in addition to those set forth elsewhere herein, are as follows:
     (1) The Serial Preferred Stock may be issued from time to time by the Board of Directors, as shares of one or more series of Serial Preferred Stock, and, subject to subdivisions (2) through (6) of this Article Four, the Board of Directors or a duly authorized committee thereof is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of shares of each particular series, to fix the relative rights, preferences or limitations of the shares of the series, including but not limited to the following:
     (a) The distinctive serial designation of such series which shall distinguish it from other series;
     (b) The number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided in the resolutions creating the series;
     (c) The dividend rate or rates (or method of determining such rate or rates) for shares of such series and the date or dates (or the method of determining such date or dates) upon which such dividends shall be payable;
     (d) Whether dividends on the shares of such series shall be cumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;
     (e) The amount or amounts which shall be paid out of the assets of the Company to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Company;
     (f) The price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed or exchanged, in whole or in part;
     (g) The obligation, if any, of the Company to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed, in whole or in part, pursuant to such obligation;
     (h) The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and the terms and conditions of any adjustments thereof, upon which the shares of such series shall be convertible at the option of the holder into shares of any other class of stock or into shares of any other series of Serial Preferred Stock, except into shares of a class having rights or preferences as to dividends or distribution of assets upon liquidation which are prior or superior in rank to those of the shares being converted;
     (i) The voting rights, if any, of the shares of such series in addition to those required by law, including the number of votes per share and any requirement for the approval by the holders of up to 66 2/3% of all Serial Preferred Stock, or of the shares of one or more series, or of both, as a condition to specified corporate action or amendments to the Amended and Restated Certificate of Incorporation;
     (j) The relative preference or priority as to the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company; and
     (k) Any other relative rights, preferences or limitations of the shares of the series not inconsistent herewith or with applicable law.
     Pursuant to the foregoing authority, the Board has previously authorized the issuance of Series G Cumulative Mandatory Convertible Preferred Stock, par value $5.00 per share (the “Series G Preferred Stock”), and the Participating Preferred Stock, par

value $5.00 per share (the “Participating Preferred Stock”), by filing Certificates of Designations with the Secretary of State of the State of Delaware on January 14, 2011 and March 9, 2011, respectively. The number of shares included in the Series G Preferred Stock and the Participating Preferred Stock, the powers, preferences and rights of the shares of each such series, and the qualifications, limitations and restrictions thereof are set forth in Annexes I and II hereto, respectively, and are incorporated herein by reference.
     (2) All Serial Preferred Stock shall rank senior to the Common Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company; provided, that, except as permitted by the terms of the UST Preferred Stock (as defined in subdivision 7(b) of this Article 4), the UST Preferred Stock shall have priority over the Junior Preferred Stock (as defined in subdivision 7(c) of this Article 4) as to the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company.
     (3) Unless otherwise provided in the resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Serial Preferred Stock, no holder of any share or shares of Junior Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Amended and Restated Certificate of Incorporation to authorize or create, or increase the authorized amount of, any class or series of Serial Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Junior Preferred Stock that does not adversely affect in any material respect the rights of the series of Junior Preferred Stock held by such holder.
     (4) Except as provided in the resolutions of the Board of Directors or a duly authorized committee thereof in establishing the terms of a series of Serial Preferred Stock, so long as any shares of UST Preferred Stock and any series of Serial Preferred Stock ranking on a parity therewith as to dividends shall be outstanding, in no event shall any dividend, whether in cash or property, be paid or declared, nor shall any distribution be made, on any junior stock or Junior Preferred Stock, nor shall any shares of any junior stock or Junior Preferred Stock be purchased, redeemed or otherwise acquired for value by the Company, unless all dividends on the UST Preferred Stock and any series of Serial Preferred Stock ranking on a parity with the UST Preferred Stock as to dividends for all past dividend periods and for the then current period shall have been paid or declared and a sum sufficient for the payment thereof set apart, and unless the Company shall not be in default with respect to any of its obligations with respect to any past period with respect to any sinking fund for the UST Preferred Stock or any Serial Preferred Stock ranking on a parity therewith as to dividends. If such payment shall have been made in full to the holders of the UST Preferred

Stock and any series of Serial Preferred Stock ranking on a parity therewith as to dividends, dividends may then be paid on junior stock and Junior Preferred Stock, according to their respective rights and preferences.
     (5) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any junior stock or Junior Preferred Stock, the holders of the UST Preferred Stock and any series of Serial Preferred Stock ranking on a parity therewith as to liquidation shall be entitled to be paid in full the respective amounts of the liquidation preferences thereof. If such payment shall have been made in full to the holders of the UST Preferred Stock and any series of Serial Preferred Stock ranking on a parity therewith as to liquidation, the remaining assets and funds of the Company shall be distributed among the holders of Junior Preferred Stock, according to their respective rights and preferences, to pay in full the respective amounts of the liquidation preferences thereof. If such payment shall have been made in full to the holders of Junior Preferred Stock, the remaining assets and funds of the Company shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution or winding up of the affairs of the Company, the amounts so payable are not paid in full to the holders of all outstanding shares of UST Preferred Stock and any series of Serial Preferred Stock ranking on a parity therewith as to liquidation, the holders of all UST Preferred Stock and any series of Serial Preferred Stock ranking on a parity therewith as to liquidation shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Company, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed a liquidation, dissolution or winding up of the affairs of the Company within the meaning of the foregoing provisions of this subdivision (5).
     (6) No holder of Serial Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.
     (7) As used herein with respect to the Serial Preferred Stock or in any resolution adopted by the Board of Directors or a duly authorized committee thereof providing for the issue of any particular series of the Serial Preferred Stock as authorized by subdivision (1) of this Article Four, the following terms shall have the following meanings:
     (a) The term “junior stock” shall mean the Common Stock and any other class of stock of the Company hereafter authorized over which the Serial Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
     (b) The term “UST Preferred Stock” shall mean the Series G Preferred Stock and any other series of Serial Preferred Stock hereafter authorized that is initially issued to the United States Department of the Treasury.
     (c) The term “Junior Preferred Stock” shall mean (1) the Participating Preferred Stock and (2) any other series of Serial Preferred Stock hereafter authorized that is not initially issued to the United States Department of the Treasury.
     (d) The term “sinking fund” shall mean any fund or requirement for the periodic retirement of shares.
     (e) The term “accrued dividends”, with respect to any share of any series, shall mean an amount computed at the annual dividend rate for the series of which the particular share is a part, from the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.
     (8) No holder of any share or shares of stock of the Company shall be entitled as of right to subscribe for, purchase or receive any shares of stock of any class or any other securities which the Company may issue, whether now or hereafter authorized, and whether such stock or securities be issued for money or for a consideration other than money or by way of a dividend and all such shares of stock or other securities may be issued or disposed of by the Board of Directors to such persons, firms, corporations, and associations and on such terms as it, in its absolute discretion, may deem advisable, without offering to stockholders then of record or any class of stockholders any thereof upon the same terms or upon any terms.
     (9) The holders of the shares of Common Stock will be entitled to one vote per share of such stock on all matters except as herein or by statute otherwise provided.
ARTICLE FIVE.
Minimum Capital.
     The minimum amount of capital with which the Company will commence business is $1,000.

ARTICLE SIX.
Corporate Existence.
     The Company is to have perpetual existence.
ARTICLE SEVEN.
Liability of Holders of Capital Stock
for Corporate Debts.
     The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.
ARTICLE EIGHT.
Powers of Board of Directors; Meetings;
Corporate Books; Etc.
     The following provisions are inserted for the management of the business and for the conduct of the affairs of the Company, and for further definition, limitation and regulation of the powers of the Company and of its directors and stockholders:
     (1) Subject to the provisions of subdivision (6) of Article Four hereof, the number of directors of the Company shall be such as from time to time shall be fixed by, or in the manner provided in, the By-Laws. Election of directors need not be by ballot unless the By-Laws so provide.
     (2) The Board of Directors shall have power:
     (a) Without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the By-Laws of the Company; to fix and vary the amount to be reserved for any proper purpose and to abolish any such reserve in the manner in which it was created; to authorize and cause to be executed mortgages and liens upon any part of the property of the Company or upon all or substantially all of the property of the Company; to determine the use and disposition of any surplus or net profits and to fix the times for the declaration and payment of dividends.
     (b) To determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Company (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

     (c) By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the Company, which, to the extent provided in the resolution or in the By-Laws of the Company, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Company or as may be determined from time to time by resolution adopted by the Board of Directors.
     (d) When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the Company, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Company.
     (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Company which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Company and upon all the stockholders, as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.
     (4) The stockholders and directors shall have power to hold their meetings if the By-Laws so provide and (except as the laws of the State of Delaware shall otherwise provide) keep the books, documents and papers of the Company, outside of the State of Delaware, and to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.
     (5) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company; subject, nevertheless, to the provisions of the statutes of

Delaware, of this certificate, and to any By-Laws from time to time made by the stockholders; provided, however, that no By-Laws so made shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been made.
ARTICLE NINE.
Transactions with Directors.
     No contract or other transaction between the Company and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by the Company, and no act of the Company shall in any way be affected or invalidated by the fact that any of the directors of the Company are financially or otherwise interested in, or are directors or officers of, such other corporation; any director individually, or any firm of which such director may be a member, may be a party to, or may be financially or otherwise interested in, any contract or transaction of the Company, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof; and any director of the Company who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Company which shall authorize such contract or transaction and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.
ARTICLE TEN.
Indemnification of Directors and Officers.
     The Company shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or serves or served any other enterprise at the request of the Company.
ARTICLE ELEVEN.
Reservation of Right to Amend
Certificate of Incorporation.
     The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

ARTICLE TWELVE.
     No director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as presently in effect or as the same may hereafter be amended. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
ARTICLE THIRTEEN.
Ownership Limit
     (1) Definitions. As used in this ARTICLE THIRTEEN, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treas. Reg. § 1.382–2T shall include any successor provisions):
     “Agent” has the meaning set forth in Section 5 of this ARTICLE THIRTEEN.
     “Board of Directors” or “Board” means the Board of Directors of the Company, including any duly authorized committee thereof.
     “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.
     A Person shall be deemed the “Beneficial Owner”, and to have “Beneficial Ownership” of, and to “Beneficially Own”, any securities (i) which such Person directly owns, (ii) which such Person would be deemed to indirectly or constructively own for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder or (iii) which any other Person Beneficially Owns, but only if such Person and such other Person are part of the same group of Persons that, with respect to such security, are treated as one “entity” as defined under Treasury Regulation 1.382-3(a)(1).
     “Close of Business” on any given date shall mean 5:00 p.m., New York City time on such date, or, if such date is not a Business Day, 5:00 p.m. New York City time on the next succeeding Business Day.
     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, including any successor statute.
     “Common Stock” shall mean the shares of Common Stock, par value $2.50 per share, of the Company and shares of capital stock of the Company issued in exchange or substitution for such Common Stock.

     “Company Security” or “Company Securities” means (i) shares of Common Stock, (ii) warrants, rights, or options (including options within the meaning of Treas. Reg. § 1.382–2T(h)(4)(v) and Treas. Reg. § 1.382–4(d)(9)) to purchase Securities of the Company and (iii) any Stock; provided, however, that “Company Security” or “Company Securities” shall not mean shares of Serial Preferred Stock, par value $5.00 per share, of the Company.
     “Excess Securities” has the meaning given such term in Section 4(a) of this ARTICLE THIRTEEN.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     “Expiration Date” means the earliest of (i) the Close of Business on the third anniversary of the Corporation’s 2011 Annual Meeting of Shareholders; (ii) the date upon which the Board of Directors receives, at the Board’s request, a report from the Company’s advisors to the effect that due to the repeal of Section 382 of the Code, or any other change in law, this ARTICLE THIRTEEN is no longer necessary for the preservation of Tax Benefits; (iii) the first day of any taxable year of the Company with respect to which the Board of Directors receives, at the Board’s request, a report from the Company’s advisors to the effect that no Tax Benefits may be carried forward; or (iv) such date as the Board of Directors determines for the restrictions set forth in Section 2 of this ARTICLE THIRTEEN to terminate. In the case of a termination of this ARTICLE THIRTEEN pursuant to clauses (ii), (iii) or (iv), the Board shall cause the prompt public announcement of such termination in such manner as the Board determines is appropriate under the circumstances.
     “Five Percent Transaction” has the meaning set forth in Section 2(a) of this ARTICLE THIRTEEN.
     “Five Percent Stockholder” means a Person with a Beneficial Ownership of 4.99% or more of (i) the Common Stock then outstanding or (ii) any class of Stock (other than Common Stock) then outstanding.
     “Market Price” per share of any securities on any date shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if any dividend, share split or any analogous event, shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 Trading Days not to be fully comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted by the Board of Directors in order to make it fully comparable with the closing price on such date. The closing price per share of any securities on any Trading Day shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and asked prices, regular way, for each share of such securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the New York Stock Exchange or, if the securities are not listed on the New York Stock Exchange, as reported on the NASDAQ Stock Market or, if the securities are not listed on the New York Stock Exchange or NASDAQ Stock Market, as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any national securities exchange, as reported by such other quotation system then in use or, if on any such Trading Day the securities are not listed or admitted to trading on any national securities exchange or quoted by any such quotation system, the average of the closing bid and asked prices in the over-the-counter market as furnished by a professional market maker making a market in the securities selected by the Board of Directors; provided, however, that if on any such Trading Day the securities are not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, the closing price per share of such securities on such date shall mean the fair market value per share of such securities on such Trading Day as determined in good faith by the Board of Directors, after consultation with a nationally recognized investment banking firm.
     “Person” shall mean any individual, firm, partnership, limited liability company, trust, association, limited liability partnership, corporation or other “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i) and shall include any successor (by merger or otherwise) of any such entity.
     “Prohibited Distributions” means any and all dividends or other distributions paid by the Company with respect to any Excess Securities received by a Purported Transferee.
     “Prohibited Transfer” means any Transfer or purported Transfer of Company Securities to the extent that such Transfer is prohibited and/or void under this ARTICLE THIRTEEN.
     “Proposed Transaction” has the meaning set forth in Section 3(b) of this ARTICLE THIRTEEN.
     “Public Group” has the meaning set forth in Treas. Reg. § 1.382–2T(f)(13).
     “Purported Transferee”‘ has the meaning set forth in Section 4(a) of this ARTICLE THIRTEEN.
     “Request” has the meaning set forth in Section 3(b) of this ARTICLE THIRTEEN.
     “Requesting Person” has the meaning set forth in Section 3(b) of this ARTICLE THIRTEEN.
     “Securities” and “Security” each has the meaning set forth in Section 7 of this ARTICLE THIRTEEN.

     “Security Entitlement” has the meaning set forth in Section 8–102(17) of the Delaware Uniform Commercial Code, as amended from time to time.
     “Stock” means any interest or Security Entitlement that would be treated as “stock” of the Company pursuant to Treas. Reg. § 1.382—2(a)(3) or Treas. Reg. § 1.382—2T(f)(18).
     “Subsidiary” or “Subsidiaries” of any specified Person means any corporation or other entity a majority of the voting power of the equity securities or a majority of the equity or membership interest is owned, directly or indirectly, by such Person.
     “Tax Benefits” includes the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Company or any of its Subsidiaries as of December 31, 2010, within the meaning of Section 382 of the Code.
     “Trading Day,” when used with respect to any securities, means a day on which the New York Stock Exchange is open for the transaction of business or, if such securities are not listed or admitted to trading on the New York Stock Exchange, a day on which the principal national securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if such securities are not listed or admitted to trading on any national securities exchange, a day on which the principal automated quotation system that reports trading in such securities is open for transaction of business or, if such securities are not listed on a national securities exchange or quoted on an automated quotation system, a Business Day.
     “Transfer” means any direct, indirect or deemed sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the Company, that alters the Beneficial Ownership of any Person. A Transfer shall also include the creation or grant of an option (including an option within the meaning of Treas. Reg. § 1.382–2T(h)(4)(v) or Treas. Reg. § 1.382–4(d)(9)) and the issuance by the Company of Stock upon the exercise of an option or warrant. For the avoidance of doubt, a Transfer shall not include (i) the creation or grant of an option by the Company or (ii) the issuance or grant of Stock by the Company (except for stock issued upon the exercise of any warrant issued by the Company).
     “Transferee” means, with respect to any Transfer, any Person to whom Company Securities are, or are proposed to be, Transferred.
     “Transferor” means, with respect to any Transfer, any Person by or from whom Company Securities are, or are proposed to be, Transferred.
     “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

     (2) Transfer and Ownership Restrictions.
     (a) In order to preserve the Company’s ability to use the Tax Benefits to offset income until the Expiration Date, no Person (including for the avoidance of doubt the U.S. Government or any agency or instrumentality thereof) other than the Corporation shall, except as provided in Section 3(a) below, Transfer to any Person (and any such attempted Transfer shall be void ab initio), any direct or indirect interest in any Company Securities to the extent that such Transfer, if effective, would cause the transferee or any other Person to become a Five Percent Stockholder, or would cause the Beneficial Ownership of a Five Percent Stockholder to increase (any such Transfer, a “Five Percent Transaction”). The prior sentence shall not preclude either the Transfer to the Depository Trust Company (“DTC”), Clearing and Depository Services (“CDS”) or to any other securities intermediary, as such term is defined in § 8-102(14) of the Uniform Commercial Code, of Company Securities not previously held through DTC, CDS or such intermediary or the settlement of any transactions in the Company Securities entered into through the facilities of a national securities exchange, any national securities quotation system or any electronic or other alternative trading system; provided that, if such Transfer or the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer subject to all of the provisions and limitations set forth in the remainder of this ARTICLE THIRTEEN.
     (3) Exceptions; Waiver of Transfer and Ownership Restrictions.
     (a) Any Transfer of Company Securities that would otherwise be prohibited pursuant to Section 2(a) of this ARTICLE THIRTEEN shall nonetheless be permitted if (i) prior to such Transfer being consummated (or, in the case of an involuntary Transfer, as soon as practicable after the transaction is consummated), the Board of Directors approves the Transfer in accordance with Section 3(b) or 3(c) of this ARTICLE THIRTEEN (such approval may relate to a Transfer or series of identified Transfers and may provide the effective time of such transfer which could be retroactive), (ii) such Transfer is pursuant to any transaction, including, but not limited to, a merger, consolidation, mandatory share exchange or other business combination in which all holders of Company Securities receive, or are offered the same opportunity to receive, cash or other consideration for all such Company Securities, and upon the consummation of which the acquiror owns at least a majority of the outstanding shares of Common Stock, (iii) such Transfer is a Transfer to any employee stock ownership or other employee benefit plan of the Company or a Subsidiary of the Company (or any entity or trustee holding shares of Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company) or (iv) such Transfer is a Transfer to any underwriter, dealer or initial purchaser from the United States Department of the Treasury for resale in a transaction contemplated by the Registration Rights Agreement, dated January 14, 2011, as amended from time to time, between the Company and the United States Department of the Treasury; provided, however, that Transfers by such underwriter, dealer or purchaser in such offering remain subject to this ARTICLE THIRTEEN.
     (b) The restrictions contained in this ARTICLE THIRTEEN are for the purposes of reducing the risk that any “ownership change” (as defined in the Code) with respect to the Company may limit the Company’s ability to utilize its Tax Benefits. The restrictions set forth in Section 2(a) of this ARTICLE THIRTEEN shall not apply to a proposed Transfer that is a Five Percent Transaction if the Transferor or the Transferee obtains the authorization of the Board of Directors in the manner described below. In connection therewith, and to provide for effective policing of these provisions, any Person who desires to effect a transaction that may be a Five Percent Transaction (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board of Directors review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this Section 3(b). A Request shall be delivered by registered mail, return receipt requested, to the Secretary of the Company at the Company’s principal executive office. Such Request shall be deemed to have been made when actually received by the Company. A Request shall include: (i) the name and address and telephone number of the Requesting Person; (ii) the number and percentage of Company Securities then Beneficially Owned by the Requesting Person and (iii) a reasonably detailed description of the Proposed Transaction or Proposed Transactions by which the Requesting Person would propose to effect a Five Percent Transaction and the proposed tax treatment thereof. The Board of Directors shall, in good faith, endeavor to respond to a Request within twenty (20) Business Days of receiving such Request; provided that the failure of the Board of Directors to make a determination within such period shall be deemed to constitute the denial by the Board of Directors of the Request. The Requesting Person shall respond promptly to reasonable and appropriate requests for additional information from the Company or the Board of Directors and its advisors to assist the Board of Directors in making its determination. The Board of Directors shall only authorize a Proposed Transaction if it receives, at the Board’s request, a report from the Company’s advisors to the effect that the Proposed Transaction does not create a significant risk of material adverse tax consequences to the Company or the Board of Directors otherwise determines in its sole discretion that granting the Request is in the best interests of the Company. Any Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Company shall maintain the confidentiality of such Request and the determination of the Board of Directors with respect thereto, unless the information contained in the Request or the determination of the Board of Directors with respect thereto otherwise becomes publicly available. The Request shall be considered and evaluated by directors serving on the Board of Directors who are independent of the Company and the Requesting Person and disinterested with respect to the Request, who shall constitute a committee of the Board for this purpose, and the action of a majority of such independent and disinterested directors, or any committee of the Board consisting solely of these directors, shall be deemed to be the determination of the Board of Directors for purposes of such Request. Furthermore, the Board of Directors shall approve within ten (10) Business Days of receiving a Request as provided in this Section 3(b) of (x) any proposed Transfer that does not cause any aggregate increase in the Beneficial Ownership of Stock by Five Percent Stockholders (as determined after giving effect to the proposed Transfer) over the lowest Beneficial Ownership of Stock by such Five Percent Stockholders (as determined immediately before the proposed Transfer) at any time during the relevant testing period, in all cases for purposes of Section 382 of the Code, or (y) any proposed Transfer by the United States Department of the Treasury if such proposed Transfer and all prior and anticipated Transfers or other transactions effected or expected to be effected during the relevant testing period do not result in an aggregate “owner shift” (as defined in the Code) of more than 40% for purposes of Section 382 of the Code. For purposes of clause (y) above, it shall be assumed that within such testing period all of the Common Stock originally exchanged for the Series C Perpetual, Convertible, Participating Preferred Stock of the Company, par value $5.00 per share, has been, or will be, sold. For the avoidance of doubt, for purposes of clauses (x) and (y) above, all Transfers shall be taken into account notwithstanding that pursuant to Notice 2008-84 (and any regulations issued pursuant thereto) no testing date may have occurred with respect to such Transfer.
     (c) In addition to Section 3(b), the Board of Directors may determine that the restrictions set forth in Section 2(a) of this ARTICLE THIRTEEN shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board of Directors, including a Request pursuant to Section 3(b) of this ARTICLE THIRTEEN, subject to any conditions that it deems reasonable and appropriate in connection therewith. Any determination of the Board of Directors hereunder may be made prospectively or retroactively.

     (d) The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this ARTICLE THIRTEEN through duly authorized officers or agents of the Company.
     (4) Excess Securities.
     (a) No employee or agent of the Company shall record any Prohibited Transfer, and the purported Transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Company for any purpose whatsoever in respect of the Company Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled to any rights thereunder, including rights of stockholders of the Company with respect to such Excess Securities, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the Transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 5 of this ARTICLE THIRTEEN or until an approval is obtained under Section 3 of this ARTICLE THIRTEEN. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Company Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 4 or Section 5 of this ARTICLE THIRTEEN shall also be a Prohibited Transfer.
     (b) The Company may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this ARTICLE THIRTEEN, including, without limitation, authorizing, in accordance with Section 9 of this ARTICLE THIRTEEN, such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s Beneficial Ownership of Stock and other evidence that a Transfer will not be prohibited by this ARTICLE THIRTEEN as a condition to registering any Transfer.
     (5) Transfer to Agent. If the Board of Directors determines that a Transfer of Company Securities constitutes a Prohibited Transfer then, upon written demand by the Company sent within thirty (30) days of the date on which the Board of Directors determines that the attempted Transfer constitutes a Prohibited Transfer, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, or, in the case of uncertificated Stock, shall automatically be deemed to be transferred to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Company, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer; and provided further that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Company Securities, would otherwise adversely affect the value of the Company Securities or would be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Securities before receiving the Company’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Company grants written permission to the Purported Transferee to retain a portion of such sales proceeds and Prohibited Distributions not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6 of this ARTICLE THIRTEEN if the Agent rather than the Purported Transferee had resold the Excess Securities for an amount equal to the proceeds of such sale by the Purported Transferee (and taking into account only the actual costs incurred by the Agent).
     (6) Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the Market Price at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer); and (c) third, any remaining amounts shall be paid to the Transferor that was party to the subject Prohibited Transfer, or, if the Transferor that was party to the subject Prohibited Transfer cannot be readily identified, to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any Transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 6. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6 inure to the benefit of the Company or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.
     (7) Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer that does not involve a transfer of securities of the Company within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause the transferee or any other Person to become a Five Percent Stockholder, or would cause the Beneficial Ownership of a Five Percent Stockholder to increase, the application of Section 5 and Section 6 of this ARTICLE THIRTEEN shall be modified as described in this Section 7. In such case, no such Five Percent Stockholder shall be required to dispose of any interest that is not a Security, but such Five Percent Stockholder and/or any Person whose ownership of Securities is attributed to such Five Percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five Percent Stockholder, following such disposition, not to be in violation of this ARTICLE THIRTEEN. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 5 and 6 of this ARTICLE THIRTEEN, except that the maximum aggregate amount payable either to such Five Percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the Market Price of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Five Percent Stockholder or such other Person. The purpose of this Section 7 is to extend the restrictions in Sections 2 and 4 of this ARTICLE THIRTEEN to situations in which there is a Five Percent Transaction without a direct Transfer of Securities, and this Section 7, along with the other provisions of this ARTICLE THIRTEEN, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Company Securities.
     (8) Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof, in either case, with any Prohibited Distributions, to the Agent within thirty (30) days from the date on which the Company makes a written demand pursuant to Section 5 of this ARTICLE THIRTEEN (whether or not made within the time specified in Section 5 of this ARTICLE THIRTEEN), then the Company may take any actions it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 8 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this ARTICLE THIRTEEN being void ab initio, (b) preclude the Company in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the

Company to act within the time periods set forth in Section 5 of this ARTICLE THIRTEEN to constitute a waiver or loss of any right of the Company under this ARTICLE THIRTEEN. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this ARTICLE THIRTEEN.
     (9) Obligation to Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information, to the extent reasonably available and legally permissible, as the Company may reasonably request from time to time in order to determine compliance with this ARTICLE THIRTEEN or the status of the Tax Benefits of the Company.
     (10) Legends. The Board of Directors may require that the registration of the Stock on the stock transfer books of the Company, or any certificates issued by the Company evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this ARTICLE THIRTEEN bear the following legend:
“THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE THIRTEEN OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AMERICAN INTERNATIONAL GROUP, INC., AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY UPON REQUEST.”
The Board of Directors may also require that any certificates or other evidence of ownership issued by the Company evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Section 3 of this ARTICLE THIRTEEN also bear a conspicuous legend referencing the applicable restrictions.
The Company shall have the power to make appropriate notations upon its stock transfer records or other evidence of ownership and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this ARTICLE THIRTEEN for any uncertificated Company Securities or Company Securities held in an indirect holding system.
     (11) Authority of Board of Directors.
     (a) All determinations and interpretations of the Board of Directors shall be interpreted or determined, as the case may be, by the Board of Directors in its sole discretion and shall be conclusive and binding for all purposes of this ARTICLE THIRTEEN.

     (b) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this ARTICLE THIRTEEN, including, without limitation, (i) the identification of Five Percent Stockholders, (ii) whether a Transfer is a Five Percent Transaction or a Prohibited Transfer, (iii) the Beneficial Ownership in the Company of any Five Percent Stockholder, (iv) whether an instrument constitutes a Company Security, (v) the amount (or Market Price) due to a Purported Transferee pursuant to Section 6 of this ARTICLE THIRTEEN, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this ARTICLE THIRTEEN. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Company not inconsistent with the provisions of this ARTICLE THIRTEEN for purposes of determining whether any Transfer of Company Securities would jeopardize the Company’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this ARTICLE THIRTEEN.
     (c) Nothing contained in this ARTICLE THIRTEEN shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Company and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) modify the definition of Beneficial Ownership in the Company, Five Percent Stockholder or the Persons covered by this ARTICLE THIRTEEN, (ii) modify the definitions of any other terms set forth in this ARTICLE THIRTEEN or (iii) modify the terms of this ARTICLE THIRTEEN as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code (or other sections of the Code or any similar state law, if applicable) as a result of any changes in applicable law or otherwise; provided, however, that the Board of Directors shall not cause there to be such modification unless it receives a report, at the Board’s request, from the Company’s advisors to the effect that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of certain restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. The Board shall cause the prompt public announcement of such modification in such manner as the Board determines appropriate under the circumstances. In the case of an ambiguity in the application of any of the provisions of this ARTICLE THIRTEEN, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this ARTICLE THIRTEEN requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this ARTICLE THIRTEEN. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be conclusive and binding on the Company, the Agent, and all other Persons for all other purposes of this ARTICLE THIRTEEN. The Board of Directors may delegate all or any portion of its duties and powers under this ARTICLE THIRTEEN to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this ARTICLE THIRTEEN through duly authorized officers or agents of the Company.
     (12) Reliance. To the fullest extent permitted by law, the Company and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller or other executive officers of the Company or of the Company’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this ARTICLE THIRTEEN, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Company Securities Beneficially Owned by any stockholder, the Company is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Exchange Act (or similar filings), as of any date, subject to its actual knowledge of the ownership of Company Securities.
     (13) Benefits of This ARTICLE THIRTEEN. Nothing in this ARTICLE THIRTEEN shall be construed to give to any Person other than the Company or the Agent any legal or equitable right, remedy or claim under this ARTICLE THIRTEEN. This ARTICLE THIRTEEN shall be for the sole and exclusive benefit of the Company and the Agent.
     (14) Severability. The purpose of this ARTICLE THIRTEEN is to facilitate the Company’s ability to maintain or preserve its Tax Benefits. If any provision of this ARTICLE THIRTEEN or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this ARTICLE THIRTEEN.

     (15) Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Company or the Agent under this ARTICLE THIRTEEN, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.
     (16) Limitation of Liability. To the maximum extent permitted by Delaware law, no director of the Company shall be liable for any breach of any duty under this ARTICLE THIRTEEN, it being understood that no director shall be responsible to the Corporation, any stockholder or any other Person for any action taken or omitted to be taken under this ARTICLE THIRTEEN. In particular, without creating any liability to any Person, the Board may distinguish between stockholders in connection with any Request under this ARTICLE THIRTEEN.
     IN WITNESS WHEREOF, said AMERICAN INTERNATIONAL GROUP, INC. has caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be signed by Thomas A. Russo, its Executive Vice President — Legal, Compliance, Regulatory Affairs, Government Affairs and General Counsel, and Jeffrey A. Welikson, its Vice President and Corporate Secretary, this 11th day of May, 2011.

AMERICAN INTERNATIONAL GROUP, INC.
By	/s/ Thomas A. Russo
Thomas A. Russo
Executive Vice President — Legal, Compliance, Regulatory Affairs, Government Affairs and General Counsel

By	/s/ Jeffrey A. Welikson
Jeffrey A. Welikson
Vice President and Corporate Secretary